Exhibit 4.1

Execution Version

THIRD AMENDMENT TO RIGHTS AGREEMENT

This THIRD AMENDMENT is dated as of April 9, 2009, to the Rights Agreement, dated as of April 11, 1989, and amended by the first amendment dated as of February 24, 1999, and the second amendment dated as of June 3, 2008, by and between CREDO Petroleum Corporation (the “Company”) and Computershare Trust Company, N.A., as successor in interest to American Securities Transfer, Incorporated, as Rights Agent (the “Rights Agent”) (as heretofore amended, the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to reincorporate from Colorado into Delaware (the “Reincorporation”) pursuant to a merger to be effected between the Company and a wholly owned subsidiary of the Company incorporated in Delaware, the effective time of such merger being referred to herein as the “Effective Time”; and

WHEREAS, in connection with the Reincorporation, the Board of Directors has determined that it is in the best interests of the Company to enter into the Third Amendment to Rights Agreement in order to terminate the Rights Agreement immediately prior to the Effective Time.

NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

1.             Final Expiration Date.  The definition of the term “Final Expiration Date” as set forth in Section 7(a) of the Rights Agreement (i.e., “the close of business on April 28, 2009”) is hereby deleted and replaced with the following: “the close of business on the date immediately prior to the Effective Time.”

2.             Termination of Rights Agreement.   The Company and Rights Agent hereby agree that, immediately prior to the Effective Time, the Rights Agreement shall be terminated for all purposes and shall be of no further force and effect, except as to those provisions of the Rights Agreement that expressly survive the termination of the Rights Agreement.  The Company agrees to notify the Rights Agent promptly after the occurrence of the Effective Time.

3.             Failure of Reincorporation to Occur.  If the Effective Time does not occur on or prior to the close of business on April 28, 2009, this Third Amendment shall be terminated and of no further force or effect, and the Rights Agreement shall be unaffected by the terms hereof.  The Company agrees to notify the Rights Agent promptly in the event the Effective Time does not occur.

4.             Successors and Assigns.  This Third Amendment shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

5.             Authority.  Each signatory hereto signing in a representative capacity represents and warrants to every party hereto that he or she is duly authorized to execute this Third Amendment on behalf of his or her respective party and that he or she has the power to bind his or her respective party to this Third Amendment by such signature.

6.             Further Instruments and Actions.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Third Amendment.

7.             Severability.  In case one or more provisions of this Third Amendment shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

8.             Entire Agreement.  This Third Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and preempts any prior agreements, understandings or representations made by and among such parties, whether written or oral, and no party shall be liable or bound to any other party in any matter by any warranties, representations or covenants except as specifically set forth herein or therein.

9.             Limited Effect.   Except as expressly modified by this Third Amendment, the Rights Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

10.           Governing Law.  This Third Amendment shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

11.           Execution in Counterparts.  This Third Amendment may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Third Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, this Third Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

CREDO PETROLEUM CORPORATION

By.	/s/ James T. Huffman
Name:	James T. Huffman
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.
(as Rights Agent)

By.	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President